Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-8
(Form Type)

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	2,000,000	$10.11	$20,220,000	0.00014760	$2,984.48
Total Offering Amount:							$20,200,000
Total Fee Offsets:							—
Net Fee Due:							$2,984.48

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (the “Common Stock”) that become issuable under the Registrant’s 2020 Long-Term Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)
Represents an additional 2,000,000 shares of the Registrant’s common stock, no par value per share (“Common Stock”),  authorized to be issued under the Registrant’s 2020 Long-Term Incentive Plan (the “2020 Plan”), as amended.

(3)
The proposed maximum offering price per share is based on the average of the high and low price of the Registrant’s Common Stock on February 13, 2024 as reported on the Nasdaq Capital Market, used solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h)(1) of Rule 457 under the Securities Act of 1933, as amended. The registration fee is calculated by multiplying the maximum aggregate offering price of all securities being registered hereunder by 0.00014760.